exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 14, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Reports to Shareholders of Goldman Sachs Variable Insurance Trust—Goldman Sachs Money Market Fund and Goldman Sachs Global Markets Navigator Fund. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 16, 2013